SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):   February 18, 2010

ADVANCED CELL TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50295	87-0656515
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

381 Plantation Street Worcester, Massachusetts 01605
(Address of principal executive offices, including zip code)

(510) 748-4900
(Registrant’s telephone number, including area code)

Copies to: Thomas A. Rose, Esq. David Manno, Esq. Sichenzia Ross Friedman Ference LLP 61 Broadway New York, New York 10006 Phone: (212) 930-9700 Fax: (212) 930-9725

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CAR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.

On February 22, 2010, Advanced Cell Technology, Inc. (the “Company”) entered into an employment agreement (the “Employment Agreement’) with William M. Caldwell, IV, who has been the Company’s chief executive office and chairman since January 2005. Pursuant to the Employment Agreement, the parties agreed as follows:

•
Mr. Caldwell will continue to serve as the Company’s chief executive officer, for a term of two and 1/3 years commencing on October 1, 2009, subject to earlier termination as provided therein. The term under the Employment Agreement will renew automatically for additional one year terms unless either party provides written notice of intent not to renew the Employment Agreement at least 90 days prior to such automatic renewal.

•
The Company will pay Mr. Caldwell an initial base salary of $480,000 per annum, which base salary will increase annually by not less than the annual increase in the consumer price index, and may be increased during the term by a greater amount at the sole discretion of the Company’s board of directors.

•	Within 10 days of execution of the Employment Agreement, the Company will pay Mr. Caldwell a retention bonus of $100,000.

•
Commencing in the 2010 calendar year, the Company will pay Mr. Caldwell an annual bonus based on the performance of the Company’s common stock. The Company may also pay Mr. Caldwell additional bonuses in the Company’s sole discretion.

•
The Company will recommend to the Company’s board of directors that the Company issue to Mr. Caldwell restricted common stock in an amount equal to the greater of (a) 70,000,000 shares or (b) 7% of the Company’s fully diluted shares of issued and outstanding common stock.

•
If Mr. Caldwell’s employment under the Employment Agreement is terminated by the Company without cause (as defined therein), or by Mr. Caldwell for good reason (as defined therein) the Company will pay Mr. Caldwell severance of two years’ base salary.

ITEM 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 3.02.

ITEM 3.02 Unregistered Sales of Equity Securities.

As previously reported, on November 12, 2009, the Company entered into a subscription agreement (the “Subscription Agreement”) with the subscribers identified on the signature pages thereto (the “Subscribers”). Pursuant to the Subscription Agreement, the Company agreed to sell, and the Subscribers agreed to purchase, subject to the terms and conditions therein, original issue discount promissory notes in the principal amount of a minimum of $2,400,000, for a purchase price of a minimum of $2,000,000 (the “Notes”). The Notes will be convertible into shares of the Company’s common stock at a conversion price of $0.10. Pursuant to the Subscription Agreement, the Company also agreed to issue (i) one-and-one third Class A warrants (“Class A Warrants”) for each two shares of common stock underlying the Notes, to purchase shares of the Company’s common stock with a term of five years and an exercise price of $0.108, (ii) additional investment rights, exercisable until 9 months after the initial closing date of the Subscription Agreement (“Additional Investment Rights”), to purchase (a) original issue discount promissory notes (“AIR Notes”), with the same terms as the Notes, in the principal amount of up to the principal amount of the Notes to be purchased by the Subscribers, for a purchase price of up to the purchase price paid by the Subscribers for the Notes, with a conversion price of $0.10, and (b) one-and-one third Class B warrants (“Class B Warrants”) for each two shares of common stock underlying the AIR Notes, to purchase shares of the Company’s common stock with a term of five years and an exercise price of $0.108.

The Company will be required to redeem the Notes monthly commencing in May 2010, in the amount of 14.28% of the initial principal amount of the Notes, in cash or common stock at the Company’s option (subject to the conditions set forth in the Notes), until the Notes are paid in full.

Pursuant to the initial closing under the Subscription Agreement, on November 12, 2009, and November 13, 2009, the Company sold Notes in the aggregate principal amount of $2,103,000 for an aggregate purchase price of $1,752,500. Pursuant to the initial closing under the Subscription Agreement, the Company also issued an aggregate of (i) 14,020,000 Class A Warrants, and (ii) Additional Investment Rights for the purchase of up to (a) $4,206,000 principal amount of AIR Notes for a purchase price of up to $3,505,000 and (b) 28,040,000 Class B Warrants.

The Subscribers also agreed to purchase, subject to customary conditions, additional Notes in the principal amount of $2,103,000, for a purchase price of $1,752,500, in a second closing to occur within 90 days of the initial closing.

On February 18, 2010, pursuant to the second closing under the Subscription Agreement, the Company sold to the Subscribers, Notes in the aggregate principal amount of $2,103,000, for an aggregate purchase price of $1,752,500 (including $67,500 paid for by forgiveness of legal fees) and issued 14,020,000 Class A Warrants.

In connection with the second closing under the Subscription Agreement, on February 18, 2010, the Company issued 250,000 shares of common stock, valued at $25,000, to Momona Capital LLC, as a due diligence fee.

Immediately following the second closing under the Subscription Agreement, the Company had 824,886,586 shares of common stock issued and outstanding.

In connection with the foregoing, the Company relied upon the exemption from securities registration afforded by Rule 506 of Regulation D as promulgated by the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) and/or Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, and transfer was restricted by the Company in accordance with the requirements of the Securities Act of 1933.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ADVANCED CELL TECHNOLOGY, INC.

	By:	/s/ William M. Caldwell, IV
William M. Caldwell, IV
Chief Executive Officer

Dated: February 24, 2010

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